Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-4551	(205) 801-0265

Regions Financial Corporation Completes Repurchase of U.S. Treasury’s $3.5

Billion Investment in Preferred Stock Under TARP

BIRMINGHAM, Ala. – (BUSINESS WIRE) – April 4, 2012 – Regions Financial Corp. (NYSE:RF) announced today that it has completed its repurchase of $3.5 billion of Series A Preferred Stock issued under the U.S. Treasury’s Troubled Asset Relief Program’s Capital Purchase Program. In addition to fully repaying the government’s investment, Regions has previously paid a total of $593 million in dividends to taxpayers. On an annual ongoing basis, the repurchase eliminates the payment of $175 million in dividends on these securities.

The repurchase follows Regions’ successful completion of a $900 million common equity offering and the completion of its sale of Morgan Keegan & Company, Inc. and related affiliates resulting in total proceeds of approximately $1.2 billion to Regions.

About Regions Financial Corporation

Regions Financial Corporation, with $127 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,700 banking offices and 2,100 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.